EXHIBIT 16.1

Moores Rowland Mazars

34th Floor, The Lee Gardens

33 Hysan Avenue

Causeway Bay, Hong Kong

July 20, 2004

United States Securities and Exchange Commission

450 5th Street, N.W.

Washington, DC 20549

United States

Re:	the SEC Office of the Chief Accountant

Dear Sirs,

Jasmine’s Garden (the “Registrant”)

SEC File No. 333-64804

Form 8-K filed on July 20, 2004 in relation to our resignation as the Registrant’s independent accountant

The undersigned is the former independent accountant for Jasmine’s Garden.  We have reviewed the Registrant’s Current Report on Form 8k filed on July 20, 2004, and agree with the statements made by the Registrant with respect to our resignation as principal accountant.

Yours faithfully,
/s/ Moores Rowland Mazars